Exhibit 99.1                                                  LETTERHEAD
                                                              NEWS RELEASE
Contact:                                             For Immediate Release
James B. Jaqua                                              April 25, 2002
(909) 784-5771 Ext. 101

                                  HEMET BANCORP
                         REPORTS EARNINGS FOR MARCH 2002
                           AND DECLARES CASH DIVIDEND

         HEMET, California - Hemet Bancorp (NASDAQ Bulletin Board: HMET.OB) announced today net income for the three months ended March 31, 2002 was $744,000 or $0.91 per share (diluted), compared to net income of $780,000 or $0.89 per share (diluted) for the same period in 2001. While net income for the three month period decreased, the earnings per share for the same period increased due to the decrease in the number of shares outstanding resulting from the repurchase of 70,000 shares of Common Stock in October 2001 by The Bank of Hemet ("Bank"), Hemet Bancorp's wholly-owned subsidiary. Net income for the three months ended March 31, 2002 decreased by 4.6%, compared to the same period in 2001 primarily due to expenses incurred by Hemet Bancorp, which became the parent bank holding company of the Bank in November 2001. Net income for the three months ended March 31, 2002 was reduced by the payment of $91,000 to service the $6.5 million in Trust Preferred Securities acquired by the Company in December 2001, compared to $0 for the same period in 2001.

         For the three months ended March 31, 2002, net interest income increased by $159,000, or 5.7%, which was partially offset by a decrease in non interest income of $49,000, or 12.6%, and an increase in non interest expenses of $82,000, or 4.5%.

         Total assets of the Company at March 31, 2002 were $306.0 million - a 0.8% increase from December 31, 2001. At March 31, 2002, non-performing assets of the Bank were $44,000, compared to $2,000 at December 31, 2001. A comparison of the regulatory capital ratios for Hemet Bancorp and the Bank for March 31, 2002 are as follows:

                                                                                          TO BE
          CAPITAL RATIOS                            BANCORP          BANK           WELL CAPITALIZED
     Tier 1 Leverage Capital                          8.81%          7.75%                5.00%
     Tier 1 Risk-Based Capital                       10.07%          8.86%                6.00%
     Total Risk-Based Capital                        12.27%         11.07%               10.00%

         At March 31, 2002, the number of outstanding shares of Common Stock was 806,170, and total stockholders' equity was $20,899,000.

         In addition, the Company announced the declaration of a Common Stock cash dividend of $0.60 per share of Common Stock, payable May 15, 2002 to shareholders of record as of May 8, 2002. The last Common Stock cash dividend was paid in February 2002.

         The Bank operates five banking offices in Riverside County, which specialize in providing both consumer and business banking services.